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                                                     EXHIBIT 11
                                                   (Unaudited)

                   U.S. HOME CORPORATION AND SUBSIDIARIES

         INCOME PER COMMON SHARE FOR THE CONSOLIDATED CONDENSED
                          STATEMENTS OF OPERATIONS
        INCOME HAS BEEN COMPUTED ON THE WEIGHTED AVERAGE NUMBER OF
           COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
                                AS FOLLOWS:
               (Dollars in Thousands, Except Per Share Data)

                                                  Three Months Ended
                                                       March 31,
                                                  ------------------
                                                 1996         1995
                                             ------------   -----------
      Income Per Common And Common
        Equivalent Share -

      Net income                              $    9,319    $     8,140
                                             ===========    ===========

      Weighted average common shares
        outstanding                           11,569,078     11,580,628

      Effect of assumed exercise of
        dilutive stock options and warrants      546,406         -
                                              ----------    -----------

      Total common and common equivalent
        shares                                12,115,484     11,580,628
                                             ===========     ==========

      Income per common and common
        equivalent share                    $       .77     $       .70
                                            ===========     ===========

      Income Per Common Share, Assuming
        Full Dilution -

      Net income                            $     9,319     $     8,140

      Add interest applicable to 4.875%
        convertible subordinated
        debentures, net of income
        tax effect                                  613            481
                                            -----------    -----------

      Income per common share,
        assuming full dilution              $     9,932    $     8,621
                                            ===========    ===========

      Total common and common equivalent
       shares                                12,115,484     11,580,628

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      Assumed conversion of 4.875%
        convertible subordinated
        debentures at $35.50 per share
        at date of issuance                   2,253,521      2,253,521
                                            -----------    -----------

      Total common shares,  assuming
        full dilution                        14,369,005     13,834,149
                                            ===========    ===========

      Income per common share,
        assuming full dilution              $       .69  $       .62
                                            ===========  ===========

Note:  See Note 5 of Notes to Consolidated Condensed Financial
       Statements.